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                                                              EXHIBIT 15.1

November 13, 1996

To Basis Petroleum, Inc. and Howell Corporation:

  We are aware that the registration statement dated November 15, 1996 for Genesis Energy, L.P. includes our review report dated November 13, 1996 covering the pro forma unaudited interim financial information of Genesis Energy, L.P. at September 30, 1996 and for the nine-month periods ended September 30, 1996 and 1995 as contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP